SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2019

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	232679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	USAT	The NASDAQ Stock Market LLC
Series A Convertible Preferred Stock, no par value	USATP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  The Board of Directors of USA Technologies, Inc. (the “Company”), has appointed Matthew W. McConnell, age 50, as the Chief Operating Officer of the Company, effective May 22, 2019. The Chief Operating Officer is a newly created function resulting from the recent reorganization of the Company’s senior management. Mr. McConnell will be responsible for managing the Company’s day-to-day operations and will report to the Chief Executive Officer of the Company.

From June 2012 to January 2018, Mr. McConnell had been employed by Comcast NBCUniversal as Senior Vice President and General Manager where he was responsible for operating Comcast Technology Solutions, a global division of Comcast Cable, which provides B2B products and services to the marketplace. From April 2009 to May 2011, Mr. McConnell was the President, Chief Executive Officer, and was a founder, of Troppus Software Corporation (“Troppus”), a SaaS business providing customer care and technical support software and services to the multiple-systems operator and telecommunications marketplace. Troppus was sold to EchoStar Corporation (NASDAQ: SATS) in 2011. From June 2008 through December 2008, he was Executive Vice President, Corporate Strategy  and Business Development for NextAction Corporation, and from December 2006 through February 2008, he served in various capacities for Level 3 Communications, Inc., including as Senior Vice President, Offer Management, Content Markets Group. From May 2000 through October 2006, Mr. McConnell held various positions with America Online, Inc., including Vice President, Business Affairs and Corporate Development. Since November 2011, Mr. McConnell has been an adjunct professor at the University of Denver where he teaches graduate level courses in ethics and leadership as well as technology strategy and management.

Pursuant to the terms of the employment agreement entered into on May 9, 2019 between the Company and Mr. McConnell, Mr. McConnell will receive an annual base salary of $400,000 and participate in the short-term incentive bonus plan and long-term incentive stock plan established for the executive officers of the Company. If all of Mr. McConnell’s target goals are achieved under the short-term incentive plan, he would earn a cash bonus equal to 45% of his base salary, and if all the target goals are achieved under the long-term incentive stock plan, Mr. McConnell would be awarded equity having a value equal to 100% of his base salary. Mr. McConnell was also awarded non-qualified stock options to purchase up to 50,000 shares exercisable at $5.72 per share, which would vest as follows: one-third on September 30, 2019; one-third on September 30, 2020; and one-third on September 30, 2021. Mr. McConnell’s employment will be for a one year period and will continue thereafter for consecutive one year periods unless terminated by either Mr. McConnell or the Company upon at least 90-days prior notice.

The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement and the amendment thereto which are filed hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

There is no arrangement or understanding with any other person pursuant to which Mr. McConnell was appointed as the Chief Operating Officer, and there are no family relationships between Mr. McConnell and any director or executive officer of the Company. Additionally, there are no transactions involving Mr. McConnell that would be required to be reported under Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On May 23, 2019, the Company issued a press release announcing the appointment of Mr. McConnell as Chief Operating Officer. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in Item 8.01 in this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1	Employment Agreement dated May 3, 2019, by and between the Company and Matthew W. McConnell

Exhibit 10.2	Amendment to Employment Agreement dated May 17, 2019, between the Company and Matthew W. McConnell

Exhibit 99.1	Press Release of the Company dated May 23, 2019

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2019	USA TECHNOLOGIES, INC.

	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer